U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Quilliam                          Pierre
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   (Last)                           (First)             (Middle)

         18431 Tyotown Road
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                                    (Street)

         Cornwall                   Ontario                   K6H 5R5
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   (City)                           (State)              (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Dicut, Inc.  "DCUT"
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

August 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]    Director                             [ ]   10% Owner
   [X]    Officer (give title below)           [ ]   Other (specify below)

         Secretary and Treasurer
===============================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

==================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
==================================================================================
                                                                                                     6.
                                                                                     5.             Owner-
                                                                                     Amount of      ship
                                                                                     Securities     Form:       7.
                                3.                 4.                                Beneficially   Direct      Nature of
1.             2.               Transaction        Securities Acquired (A) or        Owned at End   (D) or      Indirect
Title of       Transaction      Code               Disposed of (D)                   of Month       Indirect    Beneficial
Security       Date             (Instr. 8)         (Instr. 3, 4 and 5)               (Instr. 3      (I)         Ownership
(Instr. 3)     (mm/dd/yy)        Code     V                                          and 4)         (Instr.4)   (Instr. 4)
                                                           (A) or
                                                   Amount    (D)        Price
---------------------------------------------------------------------------------------------------------------------------------
Common Stock   08/08/01        P                   225,000    A          2.007                      I           By Bisell
                                                                                                                Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/08/01        S                       500    D          2.250                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/08/01        S                    35,000    D          2.045                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/08/01        S                    35,000    D          2.095                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/09/01        P                    50,000    A          2.005                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/09/01        P                       500    A          1.900                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/09/01        S                     5,000    D          2.020                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
Common Stock   08/09/01        S                     5,000    D          2.030                      I           By Bisell Invest.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/09/01        S                     2,000    D          2.100                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/09/01        S                     4,000    D          2.000                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/09/01        S                    14,700    D          2.170                      I           Investments Inc.
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                                                                                                                By Bisell
Common Stock   08/09/01        S                     5,000    D          2.050                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/10/01        P                   150,000    A          2.0025                     I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/10/01        P                     1,000    A          2.150                      I           Investments Inc.
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                                                                                                                By Bisell
Common Stock   08/10/01        P                     1,000    A          2.500                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/10/01        S                    10,800    D          2.085                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/13/01        S                    20,000    D          2.350                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/14/01        S                       650     D          2.500                      I           Investments Inc.
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                                                                                                                By Bisell
Common Stock   08/14/01        S                       500     D          2.600                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/13/01        P                     1,000     A          2.800                      I           Investments Inc.

                                  Page 2 of 4

                                                                                                     6.
                                                                                     5.             Owner-
                                                                                     Amount of      ship
                                                                                     Securities     Form:       7.
                                3.                 4.                                Beneficially   Direct      Nature of
1.             2.               Transaction        Securities Acquired (A) or        Owned at End   (D) or      Indirect
Title of       Transaction      Code               Disposed of (D)                   of Month       Indirect    Beneficial
Security       Date             (Instr. 8)         (Instr. 3, 4 and 5)               (Instr. 3      (I)         Ownership
(Instr. 3)     (mm/dd/yy)        Code     V                                          and 4)         (Instr.4)   (Instr. 4)
                                                   Amount  (A) or (D)   Price
---------------------------------------------------------------------------------------------------------------------------------
Common Stock   08/13/01        P                    1,000     A          2.550                      I           By 87807 Canada
                                                                                                                Ltd.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/16/01        S                    50,000    D          1.9975                     I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/17/01        S                    10,200    D          1.060                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/17/01        S                     6,000    D          1.735                      I           Investments Inc.
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                                                                                                                By Bisell
Common Stock   08/20/01        P                       500    A          1.300                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/20/01        S                    15,000    D          1.490                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/20/01        S                     5,000    D          1.300                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/20/01        S                     7,500    D          1.450                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/21/01        S                   116,300    D          1.300                      I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
Common Stock   08/21/01        S                    79,350    D          1.300                      I           By Bisell Inv.
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                                                                                                                By 1345892 Ontario
Common Stock   08/27/01        P                    20,000    A          0.680                      I           Limited
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By 1345892 Ontario
Common Stock   08/27/01        P                    12,000    A          0.700                      I           Limited
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By 1345892 Ontario
Common Stock   08/27/01        P                     2,500    A          0.750                      I           Limited
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By 1345892 Ontario
Common Stock   08/27/01        P                     5,000    A          0.950                      I           Limited
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By 1345892 Ontario
Common Stock   08/27/01        P                     2,500    A          0.680                      I           Limited
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By 1345892 Ontario
Common Stock   08/28/01        P                     2,500    A          0.900                      I           Limited
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By 1345892 Ontario
Common Stock   08/28/01        P                     2,500    A          0.920                      I           Limited
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By 1345892 Ontario
Common Stock   08/28/01        P                     5,000    A          1.000                      I           Limited
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                By Bisell
Common Stock   08/30/01        P                     2,500    A          1.010      57,000          I           Investments Inc.
-------------------------------------------------------------------------------------------------------------------------------
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                  Page 3 of 4



FORM 4 (continued)



Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================
                                                                                                        9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

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==================================================================================================================================

Explanation of Responses:

Pierre Quilliam controls Bisell Investments Inc., 87807 Canada Ltd. and 1345892 Ontario Limited.





/s/ Pierre Quilliam                                     September 10, 2001
---------------------                                   ----------------
**Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


                                  Page 4 of 4